ARRHYTHMIA RESEARCH TECHNOLOGY, INC.                               PAGE 1 OF 11

     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 2, 2001

                                                          REGISTRATION NO. 333-

===============================================================================


                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                                   FORM S-8

                            REGISTRATION STATEMENT

                                     UNDER

                          THE SECURITIES ACT OF 1933

                                ---------------

                     ARRHYTHMIA RESEARCH TECHNOLOGY, INC.
            (Exact name of registrant as specified in its charter)

                                   DELAWARE
                                   --------
        (State or other jurisdiction of incorporation or organization)

                                  72-0925679
                    (I.R.S. Employer Identification Number)


                      1101 CAPITAL OF TEXAS HIGHWAY SOUTH
                             BUILDING G, SUITE 200
                              AUSTIN, TEXAS 78746
                   (Address of principal executive offices)


                       1987 INCENTIVE STOCK OPTION PLAN
                     MICRON EMPLOYEE STOCK OWNERSHIP PLAN
                     1994 STOCK OPTION PLAN FOR DIRECTORS
                           (Full title of the Plan)

                              Richard A. Campbell
                     Arrhythmia Research Technology, Inc.
                             Building G, Suite 200
                      1101 Capital of Texas Highway South
                              Austin, Texas 78746
                                (512) 347-9640
       (Name, address, including zip code, and telephone, including area code, of agent for service)
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ARRHYTHMIA RESEARCH TECHNOLOGY, INC.                               Page 2 of 11


                        CALCULATION OF REGISTRATION FEE

===============================================================================

                                              Proposed Maximum          Proposed         Amount of
Title of Securities    Amount of Shares      Offering Price Per        Aggregate       Registration
To be Registered       to be Registered(1)        Share(2)         Offering  Price(2)     Fee (2)
---------------------  ----------------      ------------------    ------------------  -------------

Common Stock (3)            181,091              $2.575              $466,309           $116.58
$0.01 par value


(1) Pursuant to Rule 416 of the Securities Act of 1933, as amended (the "Securities Act"), additional shares of common stock, par value $.01 per share ("Common Stock") of Arrhythmia Research Technology, Inc. which become issuable to prevent dilution from any future stock split, stock dividend or similar transaction are also being registered.

(2) For purposes of computing the registration fee only. Pursuant to Rule 457(h) of Regulation C under the Securities Act, the Proposed Maximum Offering Price Per Share and the registration fee are based upon the average of the high and low prices per share of the Common Stock reported on the American Stock Exchange on July 27, 2001.

(3) Includes 38,500 shares under the Arrhythmia Research Technology, Inc. 1987 Incentive Stock Option Plan, 90,000 shares under the 1994 Stock Option Plan for Directors, and 52,591shares under the Micron Employee Stock Ownership Plan.

                                     PART I

Item 1.   Plan Information

          Not required to be filed with this Registration Statement.

          The documents containing the information specified in this Part I are being separately provided to the employees as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended.

                                    PART II

Item 3.   Incorporation of Documents by Reference

     The following documents filed with the Securities and Exchange Commission (the "Commission") by Arrhythmia Research Technology, Inc., a Delaware corporation (the "Company"), are incorporated as of their respective dates in this Registration Statement by reference:

     A. The Company's Annual Report on Form 10-K for the year ended December 31, 2000, filed with the Commission on March 30, 2001.

     B. The Company's amendment to the Annual Report on Form 10-K/A for the year ended December 31, 2000, filed with the Commission on April 12, 2001.

ARRHYTHMIA RESEARCH TECHNOLOGY, INC.                               Page 3 of 11



     C. The Company's Quarterly Report on Form 10-Q for the quarter ended March 30, 2001, filed with the Commission on May 15, 2001.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein and to be part hereof from the date of filing of such documents (such documents and the documents enumerated above, being hereinafter referred to as "Incorporated Documents"); provided, however, that the documents enumerated above or subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made hereby is in effect prior to the filing with the Commission of the Company's Annual Report on Form 10-K covering such year shall not be Incorporated Documents or be incorporated by reference herein or be a part hereof from and after the filing of such Annual Report on Form 10-K.

     Any statement contained in an Incorporated Document or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities

          Not applicable.

Item 5.   Interests of Named Experts and Counsel.

     Nancy C. Arnold has provided an opinion as to the legality of the securities registered under this registration statement. As a result of awards under the 1987 Employee Stock Option Plan, Ms. Arnold has acquired shares and holds options to acquire shares of Common Stock of the Company with a value that may exceed $26,250.

Item 6.   Indemnification of Directors and Officers

     Section 145 of the General Corporation Law of the State of Delaware grants each corporation organized thereunder, such as the Company, the power to indemnify its directors and officers against liability for certain of their acts. Section 102(b)(7) of the Delaware Corporation Law permits a provision in the certificate of incorporation of each corporation organized thereunder eliminating or limiting, with specified exceptions, the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The Company's certificate of incorporation contains this provision. The foregoing statements are subject to the detailed provisions of Sections 145 and 102(b)(7) of the Delaware General Corporation Law.

     Article VI of the Company's Amended and Restated Articles of Incorporation provides that the Company will indemnify its officers, directors and employees to the fullest extent permitted by the Delaware General Corporation Law in connection with proceedings with which any such person is involved by virtue of his or her status as an officer, director or employee. The Company maintains directors' and officers' liability insurance, including a reimbursement policy in favor of the Company.

ARRHYTHMIA RESEARCH TECHNOLOGY, INC.                               Page 4 of 11



Item 7.    Exemption from Registration Claimed.

     With respect to securities to be reoffered or resold pursuant to this registration statement, the Company has relied upon Section 4(2) of the Securities Act of 1933 in issuing such securities. Reliance upon Section 4(2) was based upon the fact that the sales were of a private nature and the purchasers did not acquire the securities with a view to distribution.

Item 8.   Exhibits.

           4   Micron Products Inc. Employee Stock Ownership Plan
           5   Opinion of Nancy C. Arnold regarding the legality of the Common
               Stock being registered
          23.1 Consent of BDO Seidman LLP
          23.2 Consent of Nancy C. Arnold (included in Exhibit 5)
          24   Power of Attorney

Item 9.   Undertakings

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply to information contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference herein.

          (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's Annual Report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an
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ARRHYTHMIA RESEARCH TECHNOLOGY, INC.                               Page 5 of 11

     (c) employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Act the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fitchburg, Commonwealth of Massachusetts, on July 30, 2001.


                                   ARRHYTHMIA RESEARCH TECHNOLOGY, INC.



                                   By:  /s/  Richard A. Campbell
                                        ---------------------------
                                   Name:  Richard A. Campbell
                                   Title: Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature                                Title        Date

/s/ RUSSELL C. CHAMBERS, MD             Director       July 30, 2001
--------------------------------------
    Russell C. Chambers, MD

/s/ E. P. MARINOS                       Director       July 30, 2001
--------------------------------------
    E. P. Marinos

/s/ JULIUS TABIN                        Director       July 30, 2001
--------------------------------------
    Julius Tabin

/s/ PAUL F. WALTER, MD                  Director       July 30, 2001
--------------------------------------
    Paul F. Walter, MD

ARRHYTHMIA RESEARCH TECHNOLOGY, INC.                               Page 6 of 11


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Micron Products Inc. Employee Stock Ownership Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fitchburg, Commonwealth of Massachusetts, on July 30, 2001.



                                   MICRON PRODUCTS INC. EMPLOYEE STOCK
                                   OWNERSHIP PLAN


                                   By:  /s/ JAMES ROUSE
                                        ----------------
                                            James Rouse

ARRHYTHMIA RESEARCH TECHNOLOGY, INC.                               Page 7 of 11


                                 EXHIBIT INDEX

EXHIBIT
NUMBER                      DESCRIPTION OF EXHIBIT
---------  --------------------------------------------------------

 4         Micron Products Inc. Employee Stock Ownership Plan
           (incorporated by reference)
 5 Opinion of Nancy C. Arnold regarding the legality of the Common Stock being issued
23.1       Consent of BDO Seidman LLP
23.2       Consent of Nancy C. Arnold (included in Exhibit 5)
24         Power of Attorney